Exhibit 10.6
SEVERANCE AGREEMENT AND RELEASE
This Severance Agreement and Release (the “Agreement”) is made by and between Duncan Nightingale (“Nightingale”) and Gran Tierra Energy Inc. (the “Company”) entered in to April 6, 2016 and effective as of February 19, 2016 (the “Effective Date”). Nightingale and the Company are collectively referred to herein as the “Parties”.
WHEREAS, Nightingale was employed by the Company pursuant to an employment agreement dated July 29, 2009, as amended by amending agreements dated July 31, 2014, February 19, 2015, and May 7, 2015 (collectively the “Employment Agreement”);
WHEREAS, the Company provided working notice to Nightingale that his employment with the Company will terminate on a without cause basis effective May 31, 2016 (the “Termination Date”);
WHEREAS, the Parties wish to resolve all issues relating to Nightingale’s employment with the Company and the termination thereof and have reached the within agreement;
NOW THEREFORE, in consideration of the promises made herein and the other good and valuable consideration (the sufficiency of which is hereby acknowledged), the Parties hereby agree as follows:

1.	CONTINUOUS SERVICE TO THE COMPANY

(a)
Notwithstanding the Effective Date of this Agreement, Nightingale agrees to provide services to the Company, on an as-needed basis, immediately following the Effective Date up to and including the Termination Date. While specific duties are still to be determined, it is anticipated that Nightingale will continue to support the Company in a business development role as it relates to the Company’s clients in Mexico, as well as other ad-hoc services as requested by the Company from time to time (“Services”).

(b)
There is no requirement that Nightingale attend the offices of the Company between the Effective Date and the Termination Date. To the extent that Nightingale’s attendance at the Company’s office is required to perform the Services, Nightingale shall contact the Company in advance to schedule a mutually convenient time to attend the Company’s office.

(c)
Nightingale shall continue to receive his annual base salary and continue to be eligible to receive Company benefits up to and including the Termination Date. Please note that benefit eligibility shall continue to be governed by the terms and conditions of the Company’s benefit plans, as administered by the Company’s benefit provider. Nightingale is entitled to payment for prorated unused vacation to be paid after the Termination Date. If both parties agree to expedite an earlier termination date, any outstanding amount owed to Nightingale will be paid by the Company within thirty (30) days of the new, agreed upon termination date.

2.	SEVERANCE & BENEFITS
In accordance with section 8.2 of Nightingale’s Employment Agreement, the Company shall provide to Nightingale a lump sum payment of $1,338,000 less required statutory deductions (the “Severance Payment”), equal to 2 times the annual base salary and bonus paid and payable to Nightingale during the 12 months immediately preceding the Termination Date. The Severance Payment shall be payable to Nightingale within 30 days of the Termination Date.

3.	STOCK OPTIONS & RESTRICTED STOCK UNITS
The treatment of all stock options and restricted stock units currently held by Nightingale shall be governed by the terms and conditions of the Company’s 2007 Equity Incentive Plan and each individual equity grant provided to Nightingale. For clarity, the Company and Nightingale agree that Nightingale shall be deemed to be providing “Continuous Service”, as the term is defined in the 2007 Equity Incentive Plan, between the Effective Date and the Termination Date. However, as per the Employment Agreement, Nightingale is entitled to retain the ability to exercise all stock options currently held for one year following the Termination Date, or May 31, 2017. Further, for clarity, all unvested RSUs and Stock Options will vest on May 7, 2016 according to the Employment Agreement and all proceeds from the vesting of the RSUs will be paid to Nightingale within 30 days of the termination date.

4.	RESIGNATION FROM OFFICES
As of the Effective Date Nightingale will immediately resign all directorships, offices and other positions (excluding the position of employee) held by Nightingale in the Company. Nightingale will not be entitled to receive any severance payment or other compensation for the resignation of such directorships, offices or other positions (excluding the position of employee).

5.	RELEASE
Nightingale does for himself and his heirs, executors, administrators and assigns, forever release, remise and discharge the Company, its parent, successors, assigns, subsidiaries and affiliates and all its officers, directors, employees and agents, jointly and severally from any and all actions, causes of actions, contracts (whether express or implied), claims and demands for damage, loss or injury, suits, debts, sums of money, indemnity, expenses, interest, costs and claims of any and every kind and nature whatsoever, at law, in equity, or pursuant to statute, which against the Company, Nightingale ever had, now has, or can hereafter have by reasons of or existing out of any causes whatsoever existing up to and inclusive of the date of this Agreement, including, but without limiting the generality of the foregoing:

(a)	the Employment Agreement;

(b)	his employment with the Company;

(c)	the termination thereof;

(d)
any and all claims for damages, salary, wages, termination pay, severance pay, vacation pay, commissions, bonuses, expenses, RSP, pension, performance warrants, stock options, allowances, incentive payments, or any other benefits arising out of his employment with the Company;

(e)	loss of position, status, future job opportunity, or reputation; and

(f)	any and all claims arising out of or by virtue of the Alberta Human Rights Act.

6.	NO ADMISSION
Nightingale agrees and acknowledges that this Agreement does not constitute any admission of liability by the Company.

7.	INDEMNITY FOR TAXES, ETC.
Nightingale further agrees that, for the aforesaid payments, including the Severance Payment, he will save harmless and indemnify the Company from and against all claims, charges, taxes, interest or penalties and demands which may be made by the Minister of National Revenue requiring the Company to pay income tax under the Income Tax Act (Canada), in respect of income tax payable by him in excess of the income tax previously withheld; and in respect of any and all claims, charges, taxes, interest, or penalties and demands which may be made on behalf of or related to the Employment Insurance Commission or the Canada Pension Commission under the applicable statutes and regulations, with respect to any amount which may, in the future, be found to be payable by the Company in respect of him.

8.	EMPLOYMENT STANDARDS CODE
Nightingale acknowledges that this settlement includes payment for any and all claims arising out of or by virtue of the Employment Standards Code (Alberta). Nightingale further acknowledges receipt of all wages, damages, overtime pay, vacation pay, general holiday pay, and pay in place of notice of termination of employment that he is entitled to by virtue of the Employment Standards Code (Alberta).

9.	BENEFITS AND INSURANCE CLAIMS
Nightingale acknowledges and agrees that the consideration paid to him includes full compensation and consideration for loss of employment benefits and all benefits will cease effective May 31, 2016. Nightingale fully accepts sole responsibility to replace those benefits that he wishes to continue and to exercise conversion privileges where applicable with respect to benefits. In the event that Nightingale becomes disabled, Nightingale covenants not to sue the Company for insurance or other benefits, or for loss of benefits. Nightingale hereby releases the Company from any further obligations or liabilities arising from his employment benefits.

10.	NON-DISCLOSURE
Nightingale agrees that he will not divulge or disclose directly or indirectly the contents of this Agreement or the terms of settlement relating to the termination of Nightingale’s employment with the Company to any person, except for his legal and financial advisors on the condition that they maintain the confidentiality thereof, or as required by law.

11.	CONFIDENTIALITY
Nightingale recognizes and agrees that during his employment with the Company he had access to certain confidential and proprietary information, the disclosure of which could be harmful to the interests of the Company. Nightingale understands that all Confidential Information (as hereinafter defined) remains the sole property of the Company. Nightingale agrees that, at all times, he shall hold and maintain in strictest confidence all Confidential Information. Nightingale further agrees not to disclose, use or publish, either directly or indirectly, Confidential Information for any purpose without first obtaining the Company’s written permission. Nightingale agrees to hold all third party information in the strictest confidence. Nightingale acknowledges that he has taken and will in the future take appropriate precautions to safeguard the confidential information of the Company.
For the purposes of this Agreement, “Confidential Information” shall mean all non-public, confidential, or proprietary information owned, possessed or controlled by the Company, received by or disclosed to Nightingale during the course of his employment with the Company in any form (oral, written, electronic, or other form or media) including, without limitation, trade secrets, copyrights, patents, trademarks, industrial designs, and any other proprietary rights, financial information, operational information, product development plans, and information regarding the Company’s ideas, concepts, inventions, techniques, modifications, processes, improvements, products, services, employees, compensation structure, customers, vendor lists, vendor information, contract and bidding information and data, forecasts, and business plans.
Nightingale recognizes and agrees that all written and electronic drawings, manuals, letters, notebooks, reports, records and similar collections of confidential and proprietary information of the Company (hereinafter collectively called “Documents”), are the property of the Company and he expressly acknowledges and it is a condition of the Payments from the Company, that he has delivered all such Documents to the Company.

12.	NON-DISPARAGING
As of the date of this Agreement, Nightingale understands and agrees that he shall not, at any time, denigrate, through adverse or disparaging communication, written or oral, whether true or not, the operations or business of the Company or its current or former employees, officers or directors.

13.	FURTHER CLAIMS
Nightingale agrees not to make claim or take proceedings against any other person, corporation or entity, that might claim contribution or indemnity under the provisions of any statute or otherwise against the Company.

14.	GOVERNING LAW AND JURISDICTION
This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein. The Parties irrevocably submit to the exclusive jurisdiction of the Courts of the Province of Alberta.

15.	COMPLETE AGREEMENT
It is understood by the Parties that this Agreement contains the entire agreement between the Parties and that the terms of this Agreement are contractual and not mere recitals.

16.	ACKNOWLEDGEMENT/INDEPENDENT LEGAL ADVICE
Nightingale acknowledges that he has carefully read and considered the provisions of this Agreement. Nightingale further acknowledges that he has had the opportunity to seek independent legal advice, and has either obtained such independent legal advice with regard to this Agreement, or has expressly determined not to seek such advice. Nightingale further acknowledges that he is entering into this Agreement with full knowledge of the contents, nature and consequences of this Agreement.

DATED at the City of Calgary, in the Province of Alberta, this “6th” day of
“April” , 2016.

“April 6/16”	Gran Tierra Energy Inc.
	Per:	/s/ Gary S. Guidry
Date Signed		Gary S. Guidry President and CEO

SIGNED, SEALED AND DELIVERED in the presence of: /s/ Warren Bell	/s/ D.J. Nightingale
Witness Signature	Duncan Nightingale
“Warren Bell”	“12th April 2016”
Print Name of Witness	Date Signed